EXHIBIT 10.31

FIRST AMENDMENT TO LOAN AGREEMENT

THIS FIRST AMENDMENT TO LOAN AGREEMENT, dated as of August 11, 2009 (“First Amendment”), is made by and among CARACO PHARMACEUTICAL LABORATORIES, LTD., a Michigan corporation, with an address at 1150 Elijah McCoy Drive, Detroit, Michigan 48202 (“Borrower”), and RBS CITIZENS, N.A., a national association, d/b/a Charter One, with an address of 27777 Franklin Road, Suite 1900, Southfield, Michigan 48034 (together with its affiliates, successors and assigns, “Bank”).

W I T N E S S E T H :

WHEREAS, Borrower and Bank are parties to that certain Loan Agreement dated February 27, 2009 (the “Loan Agreement”), together with other Loan Documents related thereto as described in the Loan Agreement; and

WHEREAS, Borrower and Bank desire to increase the minimum deposit account covenant to be not less than the estimated amount of Indebtedness of Borrower to Bank, and modify other provisions of the Loan Agreement as provided herein.

NOW, THEREFORE,  in consideration of the amended provisions herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.           Section 6.10 of the Loan Agreement is hereby amended to increase the minimum balance of the deposit account to be not less than the outstanding balance of the Indebtedness of Borrower to Bank from time to time, which is approximately $17,400,000 as of the date hereof, which shall be reduced by the amount of principal repaid toward the Equipment Term Loan.  The required balance shall increase by the amount of accrued and unpaid interest as of the date of any required interest payment if such payment is not made on or before the date the failure to make such payment would become an Event of Default.

2.             The continuance of regulatory enforcement efforts by the Food and Drug Administration or other restrictions on Borrower’s operations, voluntarily imposed by Borrower or otherwise, on or after October 26, 2009, shall constitute a violation of the covenants described in Section 6.7 (b) of the Loan Agreement and shall be deemed an “Event of Default” without further notice or an opportunity to cure, notwithstanding any other provision of the Loan Agreement or other document to the contrary.

3.           Except as hereby amended, the Loan Agreement shall remain in full force and effect.  If any conflict exists between the terms and provisions of the Loan Agreement, and the terms and provisions of this First Amendment, the terms and provisions of this First Amendment shall govern and control.

4.           Each party covenants, warrants and represents that it has the authority to execute and bind each respective party to this First Amendment.  Borrower further reconfirms all of its obligations under the Loan Documents, along with all of its representations and warranties to Bank as set forth in the Loan Documents as being true in all respect, and that there are no existing Events of Default under any provision of the Loan Agreement or any of the related Loan Documents or other Indebtedness to Bank other than as noted herein that have not otherwise been suspended by Bank.  The Loan Agreement and Loan Documents executed in connection therewith, whether prior to, or simultaneously herewith, are hereby ratified and certified as being in full force and effect.

5.           Borrower acknowledges and agrees that Bank has fully performed all of its obligations under all documents executed in connection with the Loan Documents and all actions taken by Bank have been reasonable and appropriate under the circumstances and within their rights under the Loan Agreement and the Loan Documents.  Borrower represents and warrants that it is aware of no claims or causes of action against Bank or its officers, directors, employees or agents.  Notwithstanding such representation and warranty, and as further consideration for the agreements set forth in this First Amendment, Borrower, for itself and its successors and assigns, releases Bank and it officers, directors, employees, agents, attorneys, affiliates, subsidiaries, and successors and assigns, from any liability, claim, right or cause of action which now exists or hereafter arises, whether known or unknown, arising from or in any way related to facts in existence as of the date hereof.  Borrower also acknowledges and agrees to pay or otherwise reimburse Bank, upon the execution of this First Amendment, for all reasonable out-of-pocket costs incurred by Bank in the enforcement of the Loan Agreement, and the negotiations and drafting of this First Amendment and related Loan Documents.

6.           The Loan Agreement shall not be further amended, altered, modified, or changed in any way except in writing signed by all the parties to this First Amendment, or their successors or assigns.

7.           This First Amendment constitutes the entire agreement between the parties and supersedes all prior and contemporaneous agreements or understandings, whether written or oral, between the parties with respect to the subject matter hereof.  This First Amendment shall be binding on the parties hereto, and their respective successor and assigns.

8.           The submission of this First Amendment for examination or its negotiation of the terms described herein does not constitute an offer to amend the Loan Agreement, and this First Amendment does not constitute a binding agreement until such time as the First Amendment has been fully and finally executed by all parties to this First Amendment.

Signatures on following page

THE UNDERSIGNED individuals have executed this First Amendment on behalf of the respective parties hereto, effective as of the day and year first above written.

BANK:
RBS CITIZENS, N.A.
(d/b/a CHARTER ONE)

By:	/s/ John Sherman
Name:	John Sherman
Its:	Senior Vice President

BORROWER:
CARACO PHARMACEUTICAL
LABORATORIES, LTD.

By:	/s/ Jitendra Doshi
Name:	Jitendra Doshi
Its:	Chief Executive Officer

By:	/s/ Mukul Rathi
Name:	Mukul Rathi
Its:	Interim Chief Financial Officer